STOCK PURCHASE AGREEMENT


                                 by and among


                            OXFORD AUTOMOTIVE, INC.

                                      and

                              the Shareholders of

                               RPI HOLDINGS, INC.



                               November 25, 1997



PAGE

                     STOCK PURCHASE AGREEMENT


     This STOCK PURCHASE AGREEMENT (the "Agreement") is made on November 25, 1997 by and among Oxford Automotive, Inc., a Michigan corporation ("Buyer"), and the shareholders listed on Exhibit A hereto (each a "Shareholder" and, collectively, the "Shareholders") of RPI Holdings, Inc., a Michigan corporation (the "Company"), and Robert H. Orley, as Shareholders' Agent.

     The Shareholders are the owners of all of the issued and outstanding capital stock (the "Shares") of the Company, which owns all of the issued and outstanding capital stock of each of RPI, Inc., a Michigan corporation ("RPI"), and Prudenville Manufacturing, Inc., a Michigan corporation ("Prudenville" and, together with RPI, the "Subsidiaries"). The Shareholders desire to sell to Buyer and Buyer desires to purchase from the Shareholders all of the Shares for the price, upon the terms and subject to the conditions hereinafter set forth.

     In consideration of the premises and of the respective covenants and agreements contained herein, the parties agree as follows:


                            ARTICLE I
                   PURCHASE AND SALE OF SHARES


     1.1 Purchase and Sale. On the terms and subject to the conditions set forth in this Agreement, the Shareholders shall sell and transfer to Buyer, and Buyer shall purchase and accept from the Shareholders, all of the outstanding Shares.

     1.2 Purchase Price. As consideration for the Shares, Buyer agrees to pay to the Shareholders the aggregate sum of $2,500,000 (the "Purchase Price"). The Purchase Price shall be allocated as follows: (i) $100,000 shall be paid in immediately available funds to The Oxford Investment Group, Inc. in satisfaction of the investment banking fee payable by the Shareholders relating to the services rendered by The Oxford Investment Group, Inc. in connection with this Agreement and the transactions contemplated hereby and which the Shareholders agree is earned and payable; and (ii) $2,400,000 shall be paid in immediately available funds to the Shareholders in proportion to their respective holdings of the Shares as set forth in Exhibit A hereto.

     1.3 Shareholder Loans. Each Shareholder shall also receive the current principal balance of such Shareholder's subordinated loan to the Company ("Shareholder Loan") set forth in Exhibit A, which was made on terms delineated in the minutes of the consent action adopted on September 10, 1993 by the directors of the Company, plus accrued interest thereon as set forth in Exhibit A. As payment for accrued interest with respect to such Shareholder Loans, each Shareholder hereby acknowledges that the amount set forth in Exhibit A as "Interest Payable on Shareholder Loan" shall be payment in full by the Company of any and all accrued interest with respect to such Shareholder Loan.

     1.4  Deliveries.

          (a) The Shareholders shall deliver to Buyer certificates representing all the Shares, endorsed in blank in proper form for transfer or accompanied by stock powers endorsed in blank; and

          (b) In accordance with Sections 1.2 and 1.3, Buyer shall deliver by wire transfer or by Company check, in immediately available funds, the Purchase Price and, as applicable, the payment for the Shareholder Loans to The Oxford Investment Group, Inc. and to each of the Shareholders.


                            ARTICLE II
          REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER


     Each Shareholder, severally and not jointly, represents and warrants, to the Buyer as follows:

     2.1 Authority. Each Shareholder has full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. This Agreement has been duly executed by each Shareholder and constitutes a legally enforceable obligation of each Shareholder in accordance with its terms. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the compliance with the terms of this Agreement do not and will not: (a) result in any breach of any provision of the terms of any agreement or other instrument to which such Shareholder is a party or by which he or any of his property is bound; (b) result in a breach of any provision of, constitute a default under, result in the modification or cancellation of, or give rise to any right of termination or acceleration in respect of, any agreement, commitment, understanding, arrangement or restriction of any kind to which such Shareholder is a party or to which he or any of his property is subject; (c) result in the creation of any pledge, lien, charge, claim, security interest, mortgage, encumbrance or right of another person of any nature whatsoever ("Lien") upon, or any person obtaining the right to acquire, any properties, assets or rights of the Company or any Subsidiary; (d) violate any law, ordinance, code, rule, regulation, decree, order or ruling of any court or governmental authority, to which such Shareholder or any of his property is subject; or (e) require any authorization, consent, order, permit or approval of, or notice to, or filing, registration or qualification with, any governmental, administrative or judicial authority.

     2.2 Title. Each Shareholder has good and valid title to the Shares listed opposite the name of such Shareholder in Exhibit A hereto and, except as described in Exhibit A hereto, such Shares are free and clear of any and all Liens. Upon delivery of the Shares to Buyer and full payment therefor as contemplated hereby, Buyer shall acquire good, valid and marketable title to all of the Shares owned by the Shareholders, free and clear of all Liens.

     2.3 Organization of Companies. The Company and the Subsidiaries are corporations duly organized, validly existing and in good standing under the laws of the State of Michigan, and have all requisite corporate power and authority to own, lease and operate their respective properties and to carry on their respective businesses as now being conducted.

     2.4  Capitalization.

          (a) The authorized capital stock of the Company consists of 60,000 shares of Common Stock (the "Company Common Stock"), of which 736.8 shares are presently issued and outstanding. Pursuant to the terms of a certain agreement between shareholders of the Company, which was assigned to the Company, the Company tendered payment to Dykema Gossett PLLC in trust for a former shareholder in full payment for such shareholders 16 shares of Company Common Stock, which are no longer deemed to be issued and outstanding shares of Company Common Stock. The authorized capital stock of RPI consists of 600,000 shares of Common Stock (the "RPI Common Stock"), of which 1,000 shares are presently issued and outstanding. The authorized capital stock of Prudenville consists of 60,000 shares of Common Stock (the "Prudenville Common Stock" and together with the Company Common Stock and the RPI Common Stock the "Common Stock"), of which 1,000 shares are presently issued and outstanding. All such outstanding shares of Company Common Stock are validly issued, fully paid and nonassessable and are all owned, beneficially and of record, in the aggregate, by the Shareholders. All such outstanding shares of RPI Common Stock and Prudenville Common Stock are validly issued, fully paid and nonassessable and all are owned, beneficially and of record, by the Company. Except as set forth in Exhibit A hereto, there is no security, option, warrant, right, call, subscription, agreement, commitment or understanding of any nature whatsoever, fixed or contingent, that directly or indirectly (i) calls for the issuance, sale, pledge or other disposition of any shares of stock of the Company or of either of the Subsidiaries or any securities convertible into, or exchangeable for, or other rights to acquire, any shares of stock of the Company or either of the Subsidiaries, or (ii) obligates the Company or either of the Subsidiaries to grant, offer or enter into any of the foregoing. Except as set forth in Exhibit A hereto, there are no outstanding contractual obligations of the Company or either of the Subsidiaries to repurchase, redeem or otherwise acquire any outstanding shares of their capital stock.

          (b) Except for this Agreement and as set forth in Exhibit A hereto, there are no shares of capital stock of the Company or either of the Subsidiaries authorized, issued or outstanding, and there are no outstanding subscriptions, options, warrants, rights, stock-based or stock-related awards or convertible or exchangeable securities or other agreements or commitments to which the Company or either of the Subsidiaries or any Shareholder is a party or by which any of them may be bound of any character relating to, or obligating any of them to issue, grant, award, transfer or sell any issued or unissued shares of capital stock or other securities. Except as set forth in Exhibit A hereto, there are no voting trusts, proxies or other agreements or understandings to which the Company or any Subsidiary or any Shareholder is a party with respect to the (A) voting of capital stock or other securities of the Company or either Subsidiary, (B) dividends or distributions on account of such capital stock or (C) the transfer or disposition of such capital stock.

     2.5  Financial Statements.  The Company has previously furnished to
Buyer (a) audited consolidated balance sheets of RPI for the last two completed fiscal years, and (b) the related audited consolidated statements of operations, statements of shareholder's equity and statements of cash flows, together with the related notes thereto. To the knowledge of the Shareholders, all such financial statements are in accordance with the books and records of the Company. To the knowledge of the Shareholders, the balance sheets included in the financial statements referred to in this Section 2.5 (including the related notes thereto) present fairly the financial position of the Company as of their respective dates, and each of the related statements of operations and (where applicable) shareholder's equity and cash flows included therein (including the related notes thereto) present fairly the results of operations and (where applicable) cash flows for the fiscal years or periods then ended, and all such financial statements have been prepared in conformity with Generally Accepted Accounting Principles applied on a consistent basis.

     2.6  Properties; Title.

          (a) The buildings, facilities, machinery, equipment, furniture, leasehold and other improvements, fixtures, vehicles, structures, any related capitalized items and other tangible property material to the business or operations of the Company (the "Tangible Property") are suitable for their current use.

          (b) To the knowledge of the Shareholders, the Company has (i) good and valid fee simple title to all of the real property owned by it, (ii) good and valid title to the Tangible Property, and (iii) valid leasehold interests in all real properties leased by it, in each case with respect to subsections (i)-(iii) above, free and clear of all material Liens other than
(A) Liens for current taxes, assessments or governmental charges not yet due and delinquent, (B) Liens which do not, individually or in the aggregate, materially affect the operations of the businesses of the Company and its Subsidiaries taken as a whole, (c) Liens which have been disclosed to Buyer, or (d) Liens which do not, individually or in the aggregate, materially interfere with the use of the real properties or materially detract from their value.

     2.7 Environmental Matters. To the knowledge of the Shareholders, the Company and its Subsidiaries hold all permits, consents, licenses, approvals, registrations, certifications and authorizations ("Environmental Permits") presently required under Environmental Laws (as defined below) necessary to conduct their businesses as presently conducted and all such Environmental Permits are in full force and effect. To the knowledge of the Shareholders, the Company and its Subsidiaries are in compliance with all terms and conditions of all Environmental Permits and all currently applicable federal, state, local or foreign statutory or common laws, and any rules, regulations, codes, plans, ordinances, or orders issued, thereunder, relating to the environment, human health or safety, or relating to the presence, manufacture, generation, processing, distribution, use, sale, treatment, recycling, receipt, storage, disposal, transport, or handling of hazardous substances ("Environmental Laws"), except to the extent that the failure to do so is not reasonably likely to have, individually or in the aggregate, a loss, expense or cost to the Company or to either of the Subsidiaries which is materially adverse to the business, operations, assets, properties, results of operations or financial condition of the Company taken as a whole (a "Material Adverse Effect").

     2.8 Certain Contracts and Arrangements. To the knowledge of the Shareholders, no material default or alleged material default exists under any material contracts of the Company or its Subsidiaries. To the knowledge of the Shareholders, each of the material contracts of the Company and its Subsidiaries is now valid, in full force and effect and enforceable in accordance with its terms and each of the Company and its Subsidiaries, as the case may be, has fulfilled in all material respects, or taken all action reasonably necessary to enable it to fulfill when due, all its obligations under such contracts, agreements, commitments, arrangements or understandings.

     2.9 Legal Proceedings, Etc. To the knowledge of the Shareholders, there is no claim, suit, action, proceeding or investigation pending or threatened in writing against the Company or either of its Subsidiaries before any court or governmental or regulatory authority or body wherein a result adverse to the Company's interests would have a Material Adverse Effect, or would prevent or delay the transactions contemplated in this Agreement. To the knowledge of the Shareholders, neither the Company nor either of its Subsidiaries is subject to any outstanding order, writ, injunction or decree which would have a Material Adverse Effect or would prevent or delay the transactions contemplated in this Agreement.

     2.10 Commissions.  Except as described in Section 1.2,  the
Shareholders have not agreed to pay or become liable to pay any broker's, finder's or originator's fees or commission for which the Buyer shall have liability by reason of services alleged to have been rendered for the Company or the Shareholders in connection with this Agreement and the transactions contemplated hereby.


                           ARTICLE III
             REPRESENTATIONS AND WARRANTIES OF BUYER


     Buyer represents and warrants to the Shareholders as follows:

     3.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan.

     3.2 Authority Relative to this Agreement. Buyer has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Buyer, and no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by Buyer and constitutes a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms.

     3.3 Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by Buyer nor the consummation of the transactions contemplated hereby will (a) result in any breach of any provision of the Articles of Incorporation or Bylaws (or other similar governing documents) of Buyer, (b) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer or any of its assets, which violation would in the opinion of Buyer have a material adverse effect on the business, operations or financial condition of Buyer and its subsidiaries taken as a whole or impair in any material respect its ability to consummate the transactions contemplated hereby, (d) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, lease, contract, agreement or other instrument or obligation to which Buyer or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer, any of its subsidiaries or any of their properties or assets, except in the case of
(d) and (e) for violations, breaches or defaults which would not individually or in the aggregate, have a material adverse effect on Buyer and its subsidiaries taken as a whole.

     3.4 Purchase for Investment. Buyer will acquire the Shares for its own account for investment and not with a view toward any resale or distribution thereof.

     3.5 Broker's or Finder's Fees. No agent, broker, person or firm acting on behalf of Buyer is, or will be, entitled to any commission or broker's or finder's fees from any of the parties hereto, or from any person controlling, controlled by or under common control with any of the parties hereto, in connection with any of the transactions contemplated herein.


                            ARTICLE IV
                         INDEMNIFICATION


     4.1 Indemnification. The parties shall indemnify each other as set forth below:

          (a) Each Shareholder, severally and not jointly, shall indemnify and hold harmless Buyer from and against any and all losses, damages, liabilities and claims ("Losses") arising out of, based upon or resulting from
(i) any inaccuracy as of the date hereof of any representation or warranty of the Shareholders which is contained in this Agreement or (ii) any breach or nonfulfillment by the Shareholders of any of its other obligations contained in this Agreement. The Shareholders shall reimburse Buyer for any and all fees, costs and expenses of any kind related thereto (including, without limitation, any and all legal expenses) and, for purposes hereof, such fees, costs and expenses shall be deemed to be Losses.

          (b) Buyer shall indemnify and hold harmless the Shareholders from and against any and all Losses arising out of, based upon or resulting from (i) any inaccuracy as of the date hereof of any representation or warranty of Buyer which is contained in this Agreement or (ii) any breach by Buyer of any of its other obligations contained in this Agreement, and Buyer shall reimburse Shareholders for any and all fees, costs and expenses of any kind related thereto (including, without limitation, any and all legal expenses) and, for purposes hereof, such fees, costs and expenses shall be deemed to be Losses.

          (c) Promptly after receipt by any person entitled to indemnification hereunder (an "Indemnified Party") of notice of the commencement of any action by a third party in respect of which the Indemnified Party will seek indemnification hereunder, the Indemnified Party shall notify each person that is obligated to provide such indemnification (an "Indemnifying Party") thereof in writing but any failure to so notify the Indemnifying Party shall not relieve it from any liability that it may have to the Indemnified Party other than to the extent the Indemnifying Party is actually prejudiced thereby. The Indemnifying Party shall be entitled to participate in the defense of such action and, provided that within 15 days after receipt of such written notice the Indemnifying Party confirms in writing its responsibility therefor and reasonably demonstrates that it will be able to pay the full amount of potential liability in connection with any such claim, to assume control of such defense with counsel reasonably satisfactory to such Indemnified Party; provided, however, that:

          (i) the Indemnified Party shall be entitled to participate in the defense of such claim and to employ counsel at its own expense to assist in the handling of such claim; provided, however, that the employment of such counsel shall be at the expense of the Indemnifying Party if the Indemnified Party determines in good faith that such participation is appropriate in light of defenses not available to the Indemnifying Party, conflicts of interest or other similar circumstances;

          (ii) the Indemnifying Party shall obtain the prior written approval of the Indemnified Party before entering into any settlement of such claim or ceasing to defend against such claim (with such approval not to be unreasonably withheld);

          (iii) no Indemnifying Party shall consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all liability in respect of such claim; and

          (iv) the Indemnifying Party shall not be entitled to control (but shall be entitled to participate at its own expense in the defense of), and the Indemnified Party shall be entitled to have sole control over, the defense or settlement of (A) any claim to the extent the claim seeks an order, injunction, non-monetary or other equitable relief against the Indemnified Party which, if successful, could materially interfere with the business, operations, assets, condition (financial or otherwise) or prospects of the Indemnified Party or (B) any claim relating to taxes.

After written notice by the Indemnifying Party to the Indemnified Party of its election to assume control of the defense of any such action, the Indemnifying Party shall not be liable to such Indemnified Party hereunder for any legal expenses subsequently incurred by such Indemnified Party in connection with the defense thereof other than reasonable costs of investigation and of liaison counsel for the Indemnified Party; provided, however, that the Indemnifying Party shall be liable for such legal expenses if the Indemnified Party determines in good faith that the incurrence of the same is appropriate in light of defenses not available to the Indemnifying Party, conflicts of interest or other similar circumstances. If the Indemnifying Party does not assume control of the defense of such claim as provided herein, the Indemnified Party shall have the right to defend such claim in such manner as it may deem appropriate at the cost and expense of the Indemnifying Party, and the Indemnifying Party will promptly reimburse the Indemnified Party therefor in accordance with this Section. The reimbursement of fees, costs and expenses required by this Section shall be made by periodic payments during the course of the investigations or defense, as and when bills are received or expenses incurred.

     4.2 Remedies. Except as otherwise specifically provided in this Agreement, the sole and exclusive remedy of the Buyer and the Shareholders hereunder shall be restricted to the indemnification rights set forth in this
Article IV.

     4.3 Certain Limitations. Notwithstanding any other provision in this Agreement to the contrary, the liability of the Shareholders or the Buyer, as applicable, for claims under this Agreement shall be limited by the following:

          (a) No claim or claims shall be asserted by Buyer or the Shareholders pursuant to the provisions of this Article IV, unless and to the extent that the amount of such Indemnified Party's damages exceeds $100,000 in the aggregate, in which event such Indemnified Party shall be entitled to receive only those damages exceeding $100,000.

          (b) The aggregate amount of damages recoverable pursuant to the provisions of Article IV by the Shareholders or by the Buyer shall be limited to $2,500,000 in the aggregate.



                            ARTICLE V
                          MISCELLANEOUS


     5.1 Survival. All representations, warranties, covenants and agreements contained in this Agreement or in any Schedule, certificate, document or statement delivered pursuant hereto, shall survive for a period of one year after the date of this Agreement unless a specific claim in writing with respect to any such representation or warranty shall have been made, or an action at law or in equity shall have been commenced or filed, prior to such expiration date; provided, however, that the representations and warranties of the Shareholders set forth in Section 2.2 shall survive indefinitely.

     5.2 Expenses. Each of the parties hereto shall pay its own fees and expenses (including the fees of any attorneys, accountants or others engaged by such party) in connection with this Agreement.

     5.3 Headings. Section headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

     5.4 Notices. All notices or other communications required or permitted hereunder shall be given in writing and shall be deemed sufficient if delivered by hand (including by courier), mailed by registered or certified mail, postage prepaid (return receipt requested), or sent by facsimile, as follows:

          If to the Shareholders' Agent or any Shareholder:

               c/o The Oxford Investment Group, Inc.
               2000 North Woodward Avenue
               Suite 130
               Bloomfield Hills, Michigan  48304
               Attention: Robert H. Orley

          If to Buyer:

               Oxford Automotive, Inc.
               1250 Stephenson Highway
               Troy, Michigan  48083
               Attention: Steven M. Abelman

or such other address as shall be furnished in writing by such party, and any such notice or communication shall be effective and be deemed to have been given as of the date so delivered or, if mailed upon receipt thereof, or if by facsimile, on production of a transmission report by the machine from which the facsimile was sent which indicates that the facsimile was sent in its entirety to the facsimile number of the recipient.

     5.5 Agency. Each Shareholder irrevocably appoints Robert H. Orley as the agent of such Shareholder for all purposes relating to or in connection with any transaction contemplated by or relating to this Agreement and to be carried out prior to, at or after the date of this Agreement (including, without limitation, approving any modifications or amendments to this Agreement) and each Shareholder authorizes Buyer to rely upon the agency created hereby and releases Buyer from any and all liability to such Shareholder of whatever nature arising out of or relating to such agency, to the same extent as though any act committed or omitted by Robert H. Orley pursuant to such agency had been committed or omitted by such Shareholder.

     5.6 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and the provisions of Article IV hereof shall inure to the benefit of the indemnified parties referred to therein; provided, however, that neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned by any of the parties hereto without the prior written consent of the other parties, except that this Agreement and such rights, interests and obligations may be assigned by Buyer to an Affiliate (provided that Buyer is not relieved of its liability hereunder).

     5.7 Entire Agreement. This Agreement embodies the entire agreement and understanding of the parties with respect to the transactions contemplated hereby and supersedes all prior or contemporaneous written or oral commitments, arrangements or understandings with respect thereto.

     5.8 Modifications, Amendments and Waivers. Buyer and the Shareholders may, by written agreement, modify, amend or supplement any term or provision of this Agreement and any term or provision of this Agreement may be waived in writing by the party which is entitled to the benefits thereof.

     5.9 Counterparts. This Agreement may be executed with counterpart signature pages or in two or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

     5.10 Governing Law. This Agreement shall be governed by the laws of the State of Michigan (regardless of the laws that might be applicable under principles of conflicts of law) as to all matters including, but not limited to, matters of validity, construction, effect and performance.

     5.11 Severability. If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected thereby and this Agreement will be construed and enforced as if such invalid, illegal or unenforceable provisions had not been included herein. To the extent permitted by applicable law, each party waives any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

     5.12 Third Parties. Nothing in this Agreement shall be deemed to be for the benefit of, or enforceable by or on behalf of any party, including, without limitation, any employee or former employee of the Company or of any Subsidiary, any dependent or beneficiary of any such employee, any labor union or other party or organization, any obligee, owner or holder of any obligation or liability, other than the parties to this Agreement and the Indemnified Parties.



              [This space intentionally left blank.]
PAGE

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


                                   BUYER:

                                   OXFORD AUTOMOTIVE, INC.


                                   By: /S/ DONALD C. CAMPION

                                   Its: Sr. Vice President - Chief
                                         Financial Officer



                                   SHAREHOLDERS:


                                   /S/ ROBERT M. BURCH
                                   Robert M. Burch


                                   /S/ LARRY R. GARON
                                   Larry R. Garon


                                   UNITED JEWISH FOUNDATION


                                   By: /S/ ROBERT SLATKIN
                                       Name: Robert Slatkin
                                       Title: President


                                   By: /S/ MARK DAVIDOFF
                                       Name: Mark Davidoff
                                       Title: Chief Financial Officer


                                   HILSEL INVESTMENT COMPANY
                                        LIMITED PARTNERSHIP

                                    By:  Tridec Management, Inc.,
                                         General Partner
                                         By: /S/ SELWYN ISAKOW
                                             Selwyn Isakow, President


                                    THE SELWYN ISAKOW REVOCABLE GRANTOR
                                    TRUST

                                    /S/ SELWYN ISAKOW
                                    Selwyn Isakow, Trustee


                                    /S/ LAWRENCE S. LAX
                                    Lawrence S. Lax


                                    /S/ GREGG L. ORLEY
                                    Gregg L. Orley


                                    /S/ ROBERT H. ORLEY
                                    Robert H. Orley


                                    /S/ DAVID T. PROVOST
                                    David T. Provost


                                    /S/ ANTON RIZZARDI
                                    Anton Rizzardi


                                    /S/ THOMAS L. SAELI
                                    Thomas L. Saeli

                                    /S/ REX E. SCHLAYBAUGH, JR.
                                    Rex E. Schlaybaugh, Jr.

                                         EXHIBIT A

                    Shares of                            Remaining       Interest on
                    Common     Percent of  Net           Shareholder     Shareholder      Total
Shareholder(1)      Stock      Class       Proceeds      Loan            Loan             Payment

Robert M. Burch      8.0       1.0858%     $  26,058.63  $  3,876.30     $   497.08     $   30,432.01
Larry R. Garon      46.0       6.2432        149,837.13    22,288.72       2,858.20        174,984.05
Selwyn Isakow         -           -              -         10,078.38       1,292.40         11,370.78
Hilsel Investment
   Co., L.P.       195.0      26.4658        635,179.15    94,484.80      12,116.27        741,780.22
United Jewish
  Foundation(2)     30.8       4.1802        100,325.73        -               -           100,325.73
Selwyn Isakow
  Trust (2)        123.0      16.6938        400,651.47    64,443.48       8,263.91        473,358.86
Lawrence S. Lax     46.0       6.2432        149,837.13    22,288.72       2,858.20        174,984.05
Gregg L. Orley      62.0       8.4148        201,954.40    44,577.44       5,716.39        252,248.23
United Jewish
  Foundation (2)    30.0       4.0717         97,719.87        -               -            97,719.87
Robert H. Orley     62.0       8.4148        201,954.40    44,577.44       5,716.39        252,248.23
United Jewish
  Foundation (2)    30.0       4.0717         97,719.87        -               -            97,719.87
David T. Provost    24.0       3.2573         78,175.90    11,628.90       1,491.23         91,296.03
Anton Rizzardi      16.0       2.1716         52,117.26     7,752.60         994.15         60,864.01
Thomas L. Saeli     40.0       5.4289        130,293.16    19,381.50       2,485.39        152,160.05
Rex E.
  Schlaybaugh, Jr.  24.0       3.2573         78,175.90    11,628.90       1,491.23         91,296.03

    Total          736.8        100%      $2,400,000.00  $357,007.18     $45,780.84     $2,802,788.02
__________________

PAGE

(1) The Shareholders are parties to a Shareholder Agreement dated September 10, 1993, as amended, (the "Shareholder Agreement") and Messrs. Burch, Provost, Saeli and Schlaybaugh have granted certain purchase options with respect to their shares to Mr. Isakow, pursuant to agreements dated September 10, 1993 (the "Grants"). The Shareholders agree that the Shareholder Agreement and the Grants, as applicable, shall be canceled, with no liability and/or benefit accruing in respect thereof to any of the parties thereto.

(2) Shares recently transferred from Mr. Isakow, the Selwyn Isakow Trust, and Messrs. G. Orley and R. Orley, respectively.